United Security Bancshares -
First Quarter Profits: $908 thousand

FRESNO, CA, April 17, 2014. United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $908,000 or $0.06 per basic and diluted common share for the three months ended March 31, 2014, as compared to $1,075,000 or $0.07 per basic and diluted shares for the three months ended March 31, 2013.

Annualized return on average equity (ROAE) for the three months ended March 31, 2014 was 4.77%, compared to 6.20% for the three months ended March 31, 2013. Annualized return on average assets (ROAA) was 0.55% for the three months ended March 31, 2014, compared to 0.68% for the three months ended March 31, 2013.

On a year to date comparative basis, changes in income were the result of an increase of $722,000 in non-interest expense, partially offset by a $148,000 decrease in interest expense, an increase of $198,000 in non-interest income, and a $57,000 increase in total interest income.

The Board of Directors of United Security Bancshares declared a first quarter 2014 stock dividend of one percent (1%) on March 26, 2014. The stock dividend was payable to shareholders of record on April 11, 2014, and the shares will be issued on April 23, 2014.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, “We continue to see improving trends with growth in loan demand, positive net earnings, increased capital, and reductions in non-performing assets. During the first quarter of 2014, we have grown our loan portfolio by $16.4 million and look forward to strengthening our core earnings during the remainder of 2014.” Shareholders’ equity at March 31, 2014 was $77,440,000, up $897,000 from shareholders’ equity of $76,543,000 at December 31, 2013.

Net interest income before provision for credit losses for the three months ended March 31, 2014 totaled $5,465,000, an increase of $205,000 from the $5,260,000 reported for the three months ended March 31, 2013. The net interest margin was 3.81% for the three months ended March 31, 2014, as compared to 3.95% for the three months ended March 31, 2013. The Company continues to experience a decline in net interest margin due to decreases in yields on investments as well as an increase in the balance of low-yielding overnight federal funds sold as a percentage of total earning assets.

Noninterest income for the three months ended March 31, 2014 totaled $717,000, reflecting an increase of $198,000 from $519,000 in noninterest income reported for the three months ended March 31, 2013. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $794,000 and $779,000 for the three months ended March 31, 2014 and 2013, respectively. On a year over year comparative basis, non-interest income increased primarily due to a decrease of $212,000 on loss on fair value option of financial assets during the three months ended March 31, 2014.

For the three months ended March 31, 2014, noninterest expense totaled $4,795,000, an increase of $722,000 as compared to $4,073,000 for the three months ended March 31, 2013. On a year over year comparative basis, noninterest expense increased primarily due to a $281,000 net cost on OREO during the three months ended March 31, 2014, compared to a net gain on OREO of $882,000 for the same period ended March 31, 2013. Partially offsetting the increase due to net cost on OREO were reductions in professional fees and regulatory assessments.

The Company had a negative provision for loan loss of $47,000 for the three months ended March 31, 2014, compared to a negative provision of $9,000 for the three months ended March 31, 2013. Net loan recoveries totaled $143,000 for the three months ended March 31, 2014, as compared to net charge-offs of $371,000 for the three months ended March 31, 2013. With a modest recovery in the economy and real estate markets within the Bank's service area, the Company has maintained an adequate allowance for loan losses which totaled 2.69% of total loans at March 31, 2014, compared to 2.78% of total loans at December 31, 2013. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at March 31, 2014 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $2,340,000 between December 31, 2013 and March 31, 2014. Additionally, nonperforming assets as a percentage of total assets decreased from 5.04% at December 31, 2013 to 4.48% at March 31, 2014. Nonaccrual loans decreased $1,834,000 between December 31, 2013 and March 31, 2014, while OREO increased $516,000 during the same period. Impaired loans totaled $15,269,000 at March 31, 2014, a decrease of $2,863,000 from the balance of $18,132,000 at December 31, 2013.

United Security Bancshares is a $660+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary, is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2014	December 31, 2013
Assets
Cash and noninterest-bearing deposits in other banks	$20,149	$20,193
Cash and due from Federal Reserve Bank	116,458	115,019
Cash and cash equivalents	136,607	135,212
Interest-bearing deposits in other banks	1,516	1,515
Investment securities (AFS at market value)	52,741	43,616
Loans and leases, net of unearned fees	411,423	395,013
Less: Allowance for credit losses	(11,084)	(10,988)
Net loans	400,339	384,025
Premises and equipment - net	12,007	12,122
Other real estate owned	14,462	13,946
Goodwill and intangible assets	4,504	4,550
Cash surrender value of life insurance	17,330	17,203
Deferred income taxes	11,786	11,630
Other assets	11,617	12,110
Total assets	$662,909	$635,929
Deposits:
Noninterest bearing demand deposits	$236,502	$214,317
Money market, NOW, and savings	246,424	244,686
Time	85,356	83,486
Total deposits	568,282	542,489
Accrued interest payable	42	44
Other liabilities	5,613	5,728
Junior subordinated debentures (at fair value)	11,532	11,125
Total liabilities	585,469	559,386
Shareholders' equity:

Common stock, no par value 20,000,000 shares authorized,14,947,834 issued and outstanding at March 31, 2014, and 14,799,888 at December 31, 2013	46,640	45,778
Retained earnings	30,939	30,884
Accumulated other comprehensive loss	(139)	(119)
Total shareholders' equity	77,440	76,543
Total liabilities and shareholders' equity	$662,909	$635,929

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended March 31,
	2014	2013
Interest income:
Interest and fees on loans	$5,475	$5,466
Interest on investment securities	228	198
Interest on deposits in FRB	83	65
Interest on deposits in other banks	2	2
Total interest income	5,788	5,731
Interest expense:
Interest on deposits	262	411
Interest on other borrowed funds	61	60
Total interest expense	323	471
Net interest income before provision for credit losses	5,465	5,260
Provision for credit losses	(47)	(9)
Net interest income	5,512	5,269
Non-interest income:
Customer service fees	794	779
Increase in cash surrender value of bank owned life insurance	127	137
Loss on Fair Value Option of Financial Assets	(345)	(557)
Other non-interest income	141	160
Total non-interest income	717	519
Non-interest expense:
Salaries and employee benefits	2,526	2,361
Occupancy expense	873	905
Data processing	41	60
Professional fees	180	445
Regulatory assessments	233	359
Director fees	56	58
Amortization of intangibles	47	47
Correspondent bank service charges	29	76
Loss on California tax credit partnership	23	33
Net cost (gain) on operation of OREO	281	(882)
Other non-interest expense	506	611
Total non-interest expense	4,795	4,073
Income before income tax provision	1,434	1,715
Provision for income taxes	526	640
Net Income	$908	$1,075

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2014	2013
Basic earnings per share	$0.06	$0.07
Diluted earnings per share	$0.06	$0.07
Weighted average basic shares for EPS	14,947,834	14,942,421
Weighted average diluted shares for EPS	14,954,862	14,944,356

Annualized return on:
Average assets	0.55%	0.68%
Average equity	4.77%	6.20%
Yield on interest-earning assets	4.03%	4.29%
Cost of interest-bearing liabilities	0.38%	0.54%
Net interest margin	3.81%	3.94%
Annualized net charge-offs (recoveries) to average loans	(0.15)%	0.38%

	March 31, 2014	December 31, 2013
Shares outstanding - period end	14,947,834	14,799,888
Book value per share	$5.18	$5.17
Tangible book value per share	$4.88	$4.86
Efficiency ratio	72.26%	70.47%
Total nonperforming assets	$29,708	$32,048
Nonperforming assets to total assets	4.48%	5.04%
Total impaired loans	$15,269	$18,132
Total nonaccrual loans	$10,507	$12,341
Allowance for credit losses to total loans	2.69%	2.78%